Exhibit 99.1

Sangamo Therapeutics, Inc. Point Richmond Tech Center 501 Canal Boulevard Richmond, CA 94804 510-970-6000 | sangamo.com

SANGAMO THERAPEUTICS REPORTS FOURTH QUARTER AND FULL YEAR 2016

FINANCIAL RESULTS

Richmond, California, February 28, 2017 – Sangamo Therapeutics, Inc. (NASDAQ: SGMO), the leader in therapeutic genome editing, today reported its fourth quarter and full year 2016 financial results and recent accomplishments.

“Early this year we rebranded our company as Sangamo Therapeutics, underscoring our focus on clinical development of genomic therapies using our industry leading platform technologies in genome editing, gene therapy, gene regulation and cell therapy,” said Sandy Macrae, CEO of Sangamo. “With our recently expanded capabilities in clinical development, manufacturing and commercial planning, Sangamo Therapeutics is now a company where science is a means to develop new medicines with the potential to transform the lives of patients living with serious genetic diseases.”

Macrae continued: “2017 promises to be an historic year for the field as we conduct the first ever in vivo genome editing clinical trials. We are using our ZFN mediated genome editing approach in three Phase 1/2 clinical trials, for lysosomal storage disorders MPS I and MPS II and for hemophilia B. By year end 2017 or early in 2018 we expect data from these three studies and from our fourth lead clinical program, a promising gene therapy for hemophilia A.”

Recent Highlights

•	Appointed Kathy Yi as CFO to succeed H. Ward Wolff upon his retirement

•	Appointed Ed Conner as Chief Medical Officer and promoted Curt Herberts to Chief Business Officer, strengthening clinical and commercial capabilities; appointed McDavid Stilwell as Vice President, Corporate Communications and Investor Relations, and promoted Leslie Mesones to Vice President, Human Resources, and Kathleen Meyer to Vice President, Nonclinical Development

•	Presented newly optimized zinc finger nuclease (ZFN) architectures and design variants capable of targeting any chosen locus in the genome in clinically relevant cell types at clinical scale with very high precision and with undetectable levels of off-target cleavage as measured by state of the art unbiased assays

•	Received FDA clearance of Investigational New Drug application for SB-525 gene therapy program for hemophilia A

•	Presented SB-525 hemophilia A preclinical data at American Society for Hematology annual meeting

•	Received orphan drug designation (ODD) and rare pediatric disease designation from the FDA for SB-318 in vivo genome editing program for MPS I

•	Hemoglobinapathies collaboration programs for sickle cell disease and beta thalassemia selected by Bioverativ for its pipeline as it spun out from Biogen, Inc. as an independent company focused on rare blood diseases

Priorities and Expectations for 2017

•	Enroll Phase 1/2 clinical trials for Sangamo’s four lead programs with data expected in late 2017 or early 2018, once the Company has gathered sufficient quantity of information from each study to understand clinical relevance:

•	Hemophilia A: SB-525, AAV Factor 8 cDNA in vivo gene therapy

•	Hemophilia B: SB-FIX, in vivo genome editing

•	Mucopolysaccharidosis (MPS) I: SB-318, in vivo genome editing

•	MPS II: SB-913, in vivo genome editing

•	Extend technological advantages (efficiency, precision, specificity) of our ZFN platform for genome editing

•	Advance novel delivery methods, including lipid nanoparticles, toward clinical development

•	Work closely with collaborator Bioverativ on the development of our ZFN-mediated genome editing programs for two rare blood disorders, sickle cell disease and beta thalassemia

Fourth Quarter 2016 Financial Results

For the fourth quarter ended December 31, 2016, Sangamo reported a consolidated net loss of $9.6 million, or $0.14 per share, compared to a net loss of $14.0 million, or $0.20 per share, for the same period in 2015. As of December 31, 2016, the Company had cash, cash equivalents, marketable securities and interest receivable of $142.8 million.

Revenues for the fourth quarter of 2016 were $8.9 million, compared to $9.1 million for the same period in 2015. Fourth quarter 2016 revenues were generated from Sangamo’s collaboration agreements with Bioverativ, Shire International GmbH (Shire), Dow AgroSciences and Sigma-Aldrich, enabling technology agreements and research grants. The revenues recognized for the fourth quarter of 2016 consisted of $8.9 million in collaboration agreements and approximately $0.1 million in research grants, compared to $9.0 million and approximately $0.2 million, respectively, for the same period in 2015.

In the fourth quarter of 2016, Sangamo recognized $1.4 million of revenues related to research services performed under the collaboration agreement with Bioverativ, and $0.1 million of revenues related to research services performed under the collaboration agreement with Shire. Sangamo received upfront payments of $13.0 million and $20.0 million pursuant to the agreements entered into with Shire in 2012 and Biogen (the predecessor of Bioverativ) in 2014, respectively. The Shire payment is being recognized as revenue on a straight-line basis through approximately December 2017. Beginning in January 2017, the Biogen agreement was transferred to Bioverativ, and the remaining upfront payment is being recognized through approximately June 2020, which reflects the revised service period related to Sangamo’s deliverables under the Bioverativ agreement. The Company recognized $0.6 million of the Shire upfront payment and $0.5 million of the Bioverativ upfront payment as revenue during the fourth quarter of 2016.

Research and development expenses were $13.9 million for the fourth quarter of 2016, compared to $19.9 million for the same period in 2015. The decrease was primarily due to the completion of external manufacturing expenses associated with the Company’s 2017 clinical studies. General and administrative expenses were $4.9 million for both the fourth quarter of 2016 and 2015.

Total operating expenses for the fourth quarter of 2016 were $18.8 million, compared to $24.8 million for the same period in 2015.

Full Year 2016 Results

For the year ended December 31, 2016, the consolidated net loss was $71.7 million, or $1.02 per share, compared to a consolidated net loss of $40.7 million, or $0.58 per share, for the year ended December 31, 2015. Revenues were $19.4 million for the year ended December 31, 2016, compared to $39.5 million for the same period in 2015. The decrease in revenues was primarily related to the amendment of our collaboration and license agreement with Shire, as well as a decrease in revenues related to our agreements with Sigma and Bioverativ. Total operating expenses were $91.9 million for the year ended December 31, 2016, compared to $86.4 million for the same period in 2015 and reflect increased external clinical expenses as well as increased expenses related to salaries and benefits, consulting services and other corporate costs.

Financial Guidance for 2017

•	Revenues: The Company expects that revenues will be in the range of $14 million to $19 million in 2017, inclusive of research funding from existing collaborations.

•	Operating Expenses: Sangamo expects that operating expenses will be in the range of $100 million to $110 million for 2017, including non-cash stock-based compensation expense. The Company manufactured and released cGMP materials in 2016 for all currently planned clinical trials.

•	Cash and Investments: Sangamo expects that its cash, cash equivalents and marketable securities will be at least $60 million at the end of 2017, sufficient to last well beyond anticipated timing of data announcements from the four clinical trials of the Company’s four lead development programs. This anticipated cash balance is inclusive of research funding from existing collaborators but exclusive of funds arising from any additional new collaborations or partnerships or other sources of capital.

Conference Call

Sangamo will host a conference call today, February 28, 2017, at 8:30 a.m. ET, which will be open to the public. The call will also be webcast live and can be accessed via a link on the Sangamo Therapeutics website in the Investors and Media section under Events and Presentations. A replay of the webcast will also be available for one week after the call. During the conference call, the Company will review these results, discuss other business matters and provide guidance with respect to 2017.

The conference call dial-in numbers are (877) 377-7553 for domestic callers and (678) 894-3968 for international callers. The conference ID number for the call is 59818448. For those unable to listen in at the designated time, a conference call replay will be available for one week following the conference call, from approximately 12:00 p.m. ET on February 28, 2017 to 11:59 p.m. ET on March 6, 2017. The conference call replay numbers for domestic and international callers are (855) 859-2056 and (404) 537-3406, respectively. The conference ID number for the replay is 59818448.

About Sangamo

Sangamo Therapeutics, Inc. is focused on translating ground-breaking science into genomic therapies that transform patients’ lives using the company’s industry leading platform technologies in genome editing, gene therapy, gene regulation and cell therapy. The Company is advancing Phase 1/2 clinical programs in hemophilia A and hemophilia B, and lysosomal storage disorders MPS I and MPS II. Sangamo has a strategic collaboration with Bioverativ, Inc. for hemoglobinopathies, including beta thalassemia and sickle cell disease, and with Shire International GmbH to develop therapeutics for Huntington’s disease. In addition, it has established strategic partnerships with companies in non-therapeutic applications of its technology, including Sigma-Aldrich Corporation and Dow AgroSciences. For more information about Sangamo, visit the Company’s website at www.sangamo.com.

This press release contains forward-looking statements regarding Sangamo’s current expectations. These forward looking statements include, without limitation, references to expected timing of initiating clinical trials, presentation of clinical trial data and filing of INDs, the expected accomplishment in 2017, anticipated cash and investment balance, operating expenses, revenue and potential milestone and royalty payments under Sangamo’s agreements with Shire and Bioverativ, the research and development of ZFNs and ZFP TFs, clinical trials and therapeutic applications of Sangamo’s ZFP technology platform and achievement of research milestones and objectives under collaboration agreements with Shire and Bioverativ. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, the dependence on the success of clinical trials of lead programs, the lengthy and uncertain regulatory approval process, uncertainties related to the timing of initiation and completion of clinical trials, whether clinical trial results will validate and support the safety and efficacy of ZFP Therapeutics, and the ability to establish strategic partnerships. Further, there can be no assurance that the necessary regulatory approvals will be obtained or that Sangamo and its partners will be able to develop commercially viable gene-based therapeutics. Actual results may differ from those projected in forward-looking statements due to risks and uncertainties that exist in Sangamo’s operations and business environments. These risks and uncertainties are described more fully in Sangamo’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and Sangamo undertakes no duty to update such information except as required under applicable law.

Contact

Sangamo Therapeutics, Inc.

McDavid Stilwell

(510) 970-6000, x219

mstilwell@sangamo.com

Varant Shirvanian

(510) 970-6000, x205

vshirvanian@sangamo.com

-more-

SELECTED CONSOLIDATED FINANCIAL DATA

(unaudited; in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Statement of Operations Data:
Revenues:
Collaboration agreements	$8,850	$8,966	$18,881	$37,844
Research grants	72	155	508	1,695

Total revenues	8,922	9,121	19,389	39,539
Operating expenses:
Research and development	13,890	19,906	65,618	67,198
General and administrative	4,862	4,888	26,330	19,197

Total operating expenses	18,752	24,794	91,948	86,395

Loss from operations	(9,830)	(15,673)	(72,559)	(46,856)
Interest and other income, net	219	25	887	431

Loss before taxes	(9,611)	(15,648)	(71,672)	(46,425)
Benefit from income taxes	(13)	1,635	14	5,722

Net loss	$(9,624)	$(14,013)	$(71,658)	$(40,703)

Basic and diluted net loss per common share	$(0.14)	$(0.20)	$(1.02)	$(0.58)

Shares used in computing basic and diluted net loss per common share	70,730	70,157	70,553	69,757

SELECTED BALANCE SHEET DATA

	December 31, 2016	December 31, 2015
Cash, cash equivalents, marketable securities and interest receivable	$142,759	$209,307
Total assets	157,891	217,235
Total stockholders’ equity	136,195	192,439

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